                                                                    EXHIBIT 99.1

                                       CONTACT: John A. Miley, Executive VP/CFO
                                                American Media Operations,  Inc.
                                                (561) 998-7400

                     AMERICAN MEDIA OPERATIONS, INC. REPORTS
                              FIRST QUARTER RESULTS

     BOCA RATON (August 14, 2003) - American Media, Inc. (AMI) today announced results for the first quarter ended June 30, 2003.

     Revenues for the June 2003 fiscal quarter were $124,974,000 compared to $88,823,000 for the prior year quarter. Overall revenues increased $36.2 million (40.7%) primarily due to the Weider acquisition. Advertising revenues increased 280.9%, from $9.9 million to $37.7 million, primarily due to the Weider acquisition. Circulation revenues increased by $5,794,000, or 7.9% or to $79.3 million, when compared to the prior year's comparable fiscal quarter. The circulation increase was primarily related to the Weider acquisition partially offset by a 13% decrease in unit sales for the tabloids from the prior year's quarter. The overall newsstand circulation for the industry in terms of units was down 13% in the quarter compared to the prior year quarter.

     EBITDA (net income (loss) before interest expense, income taxes, depreciation and amortization and other income) for the June 2003 fiscal quarter increased from the prior year ($38,908,000 versus $31,795,000) as a result of the Weider acquisition. Included in these results as an expense was a one-time non-recurring bonus paid to certain members of management as a result of the recent recapitalization of the Company. This bonus was funded with cash contributed as part of the recapitalization. Excluding the bonus, EBITDA would have been $41,218,000.

     Net income was $5,382,000 for the June 2003 fiscal quarter compared to net income of $8,052,000 in the prior year fiscal quarter. The decrease in net income was due, in part, to increased interest expense and amortization as a result of the Weider acquisition.

     David J. Pecker, American Media's Chairman, President and CEO said, "We are satisfied with our results of $125.0 million of revenues and $41.2 million of adjusted EBITDA for the three months ended June 30, 2003, considering the continued difficult environment for the publishing industry. Importantly, in this quarter we completed the integration of the Weider properties, which yielded substantial cost savings while adding to our strategic positioning. The Weider brands are performing above our expectations." Mr. Pecker added, "AMI's hiring of Bonnie Fuller was front page news when it was announced on June 27. Ms. Fuller's previous positions as Editor In Chief at Marie Claire, Glamour and Cosmopolitan all resulted in dramatic increases in their respective newsstand copy sales. Her most recent success was at tabloid competitor US Weekly, where she increased the average weekly newsstand sale from 274,000 copies to over 500,000 in less than 15 months. We fully expect Bonnie will achieve similar results with AMI's titles that she has had at other publishers."

     American Media Operations, Inc. owns and publishes personality journalism under the names National Enquirer, Star, Weekly World News, Globe, National Examiner, Sun, Country Weekly, Country Music Magazine, MIRA! and Auto World Magazine. AMI also owns Distribution Services, Inc. (DSI), the leading in-store sales and marketing company.

     American Media Operations, Inc. also owns and publishes health and fitness magazines under the names Muscle & Fitness, Shape, Men's Fitness, Muscle & Fitness Hers, Flex, Fit Pregnancy and Natural Health.

     On April 17, 2003, we completed a series of transactions whereby principles of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

     Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners ("ECP") affiliate. ECP investments include AMI, Energy Partners, Telenet and Vertis.

     Thomas H. Lee Partners, L.P. is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital. Notable transactions sponsored by the firm include: ProSiebenSat.1, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of

America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

                                       ###

                         AMERICAN MEDIA OPERATIONS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                                 (in thousands)

                                                        UNAUDITED
                                                        ---------
                                                    Three Months Ended
                                                --------------------------
                                                 June 24,        June 30,
                                                   2002            2003
                                                ----------      ----------
Revenues                                        $   88,823      $  124,974
                                                ----------      ----------

Operating expenses                                  56,932          86,066
Loss on insurance settlement                            96               -
Depreciation and amortization                        6,831          10,018
                                                ----------      ----------

Total operating expenses                            63,859          96,084
                                                ----------      ----------

Operating income                                    24,964          28,890

Interest                                           (13,466)        (20,050)
Other income (expense), net                             50            (155)
                                                ----------      ----------

Income before provision for income taxes            11,548           8,685

Provision for income taxes                           3,496           3,303
                                                ----------      ----------

Net income                                      $    8,052      $    5,382
                                                ==========      ==========


EBITDA:

  Net income                                    $    8,052      $    5,382 (1)
 Add (deduct) -
  Interest expense                                  13,466          20,050
  Income taxes                                       3,496           3,303
  Depreciation and amortization                      6,831          10,018
  Other income, net                                    (50)            155
                                                ----------      ----------
 EBITDA                                         $   31,795      $   38,908
                                                ==========      ==========

(1) includes a one-time non-recurring $2.3 million bonus paid to certain members of management in connection with the recapitalization of the Company. Excluding this bonus, net income and EBITDA would have been $7.7 million and $41.2 million, respectively.

                                       4